UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 21, 2009

Avatar Holdings Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-07395	23-1739078
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

201 Alhambra Circle, Coral Gables, Florida		33134
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	1-305-442-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 8.01 Other Events.

On December 21, 2009, Avatar Holdings Inc.’s ("Avatar") wholly-owned subsidiary, Avatar Properties Inc. ("Properties"), entered into three separate agreements with unrelated third parties providing for the formation of three separate limited liability companies ("LLCs"). Properties and its wholly-owned subsidiary, Banyan Bay Development Corporation ("Banyan Bay"), subsequently sold developed, partially-developed and undeveloped land to each of the newly formed companies. Properties acquired a minority financial interest in each of the LLCs and participates in the management of each of the LLCs.

In addition, on December 11, 2009, Frenchman’s Yacht Club Developers, LLC, a Florida limited liability company in which Properties is the sole member, sold its interest in the proposed development known as Frenchman’s Yacht Club to an unrelated third party.

These transactions generated aggregate sales proceeds of approximately $9.2 million comprised of cash and purchase money notes. These transactions are also anticipated to, but there can be no assurance that they will, result in a Federal income tax refund of approximately $22.2 million, thereby resulting in total benefit to Avatar of approximately $31.4 million. These assets had an aggregate book value of approximately $24 million.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avatar Holdings Inc.

December 23, 2009	By:	JUANITA I. KERRIGAN

Name: JUANITA I. KERRIGAN
Title: Vice President and Secretary